LightPath Technologies Strengthens Management Team at Shanghai Facility

Key Talent Supports Increased Production in China and Asian Markets

ORLANDO, FL -- (Marketwire - November 09, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today two new management appointments to its Shanghai, China-based facility LightPath Optical Instrumentation Company ("LightPath Optical"). Joining LightPath Optical are Frank Yuan as Quality Assurance Manager, and Joe Wang as Materials Manager. Both will report to Xueguan Cao, General Manager of LightPath Optical.

Jim Gaynor, CEO of LightPath Technologies, "By shifting approximately 95% of our total production to Shanghai, along with making key process improvements, we have significantly reduced our costs and increased our gross profit margins for 2010. The recruitment of a strong leadership team is indicative of the continued growth we foresee on a global basis. Frank and Joe lend credibility and expertise to our overseas operations, and can help us capitalize on the many emerging-growth opportunities within China and Asia."

Frank Yuan is a certified ISO auditor to ISO9001, ISO14000 and TS16949 Quality Management Systems. Over the past decade, Frank has worked with a number of multinationals, assisting them in manufacturing components and utilizing process control. Frank has a Bachelor's in Electric Power System and Automation from Yunnan Industrial University. Joe Wang has spent the past 15 years in supply chain management, inventory control and customs for multinational corporations. Joe holds a Bachelor's of Economic Management from Zhongnan Finance & Economic University.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Jim Gaynor
CEO
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x377
Email: jgaynor@lightpath.com
Internet: www.lightpath.com